EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statements of CyberOptics Corporation on Form S-8 (File Nos. 33-21092, 33-41509, 33-41515, 33-50510, 33-80838 and 33-39091) of our reports dated January 30, 1998, except for the second paragraph of Note 8, as to which the date is March 9, 1998, on our audits of the consolidated financial statements and financial statement schedule of CyberOptics Corporation as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, which reports are included in this Annual Report on Form 10-K.



                                                        COOPERS & LYBRAND L.L.P.


Minneapolis, Minnesota
March 27, 1998